                                                                       EXHIBIT 5


                            BOSE McKINNEY & EVANS LLP
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                           Indianapolis, Indiana 46240
                                 (317) 684-5000


September 29, 1999

Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana  46204

Dear Sirs:

We are acting as counsel to Emmis Communications Corporation, an Indiana corporation (the "Company"), in connection with the registration by the Company of approximately 2.5 million shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), to be sold by the Company (plus an underwriters' overallotment option). The Series A Preferred Stock is the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, a form of proposed amendment (the "Designating Amendment") pursuant to which the terms of the Series A Preferred Stock will be designated and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that the Series A Preferred Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the

Emmis Communications Corporation
September 29, 1999
Page 2


Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company has duly filed with the Indiana Secretary of State the Designating Amendment establishing the preferences, limitations and relative voting and other rights of the Series A Preferred Stock prior to issuance thereof and (c) any shares of Series A Preferred Stock to be issued by the Company have been issued, delivered and paid for as described in the Registration Statement, such shares of Series A Preferred Stock will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed under the Securities Act of 1933 relating to the Series A Preferred Stock and any registration statement filed under Rule 462 relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,

BOSE McKINNEY & EVANS LLP